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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Golden Minerals Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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350 Indiana Street, Suite 800
Golden, Colorado 80401

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held May 27, 2010

To Our Stockholders:

        Notice is hereby given that the annual meeting of stockholders of Golden Minerals Company will be held at Courtyard by Marriott Denver West/Golden, 14600 W. 6th Avenue Frontage Road, Golden, CO 80401 on Thursday, May 27, 2010 at 9:00 a.m., Denver time, for the following purposes:

  1.
  To elect six (6) directors to hold office until the 2011 annual meeting of stockholders or until their successors are elected;

  2.
  To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2010; and

  3.
  To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

        Our board of directors has fixed the close of business on March 30, 2010 as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting or any adjournments or postponements thereof.

        Our annual report to stockholders for the fiscal year ended December 31, 2009, including financial statements, is being mailed with this proxy statement to all of our stockholders, and our board of directors urges you to read it.

April 26, 2010
By order of the Board of Directors,

Deborah J. Friedman Corporate Secretary

TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING OF STOCKHOLDERS, PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON. STOCKHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE.

i

GOLDEN MINERALS COMPANY

350 Indiana Street, Suite 800
Golden, Colorado 80401

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

May 27, 2010

        This Proxy Statement is furnished to the stockholders of Golden Minerals Company ("Golden Minerals," the "Company," or "we") in connection with the solicitation of proxies by the board of directors of Golden Minerals to be voted at the annual meeting of stockholders on May 27, 2010, or at any postponements or adjournments of the annual meeting. Our annual meeting is being held for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement, the accompanying proxy card and the Notice of Annual Meeting of Stockholders are first being mailed to our stockholders on or about April 26, 2010.

        Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 27, 2010:

        The proxy materials are available at: https://materials.proxyvote.com/381119.

 ABOUT THE MEETING

Why am I receiving this proxy statement and proxy card?

        You have received these proxy materials because our board of directors is soliciting your proxy to vote your shares at the annual meeting of stockholders on May 27, 2010. This proxy statement describes issues on which we would like you to vote at our annual meeting. It also provides you with information on these issues so that you may make an informed decision regarding the proposals to be voted on at the annual meeting.

What is the purpose of the annual meeting?

        At our annual meeting, stockholders will vote on the following two items of business:

  (1)
  To elect six (6) directors to hold office until the 2011 annual meeting of stockholders;

  (2)
  To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2010.

        You will also vote on such other matters as may properly come before the meeting or any postponement or adjournment thereof.

What are the board's recommendations?

        Our board of directors recommends that you vote:

  •
  FOR the election of each of the six (6) nominated directors (see "Proposal No. 1")

  •
  FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2010 (see "Proposal No. 2")

        With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the board of directors or, if no recommendation is given, in their own discretion.

What shares are entitled to vote?

        As of March 30, 2010, the record date for the meeting, we had 9,040,608 shares of common stock outstanding. This amount includes 230,000 shares of unvested restricted common stock issued pursuant to our 2009 Equity Incentive Plan, which are not entitled to vote at the annual meeting. Therefore, as of March 30, 2010, 8,810,608 shares of common stock were outstanding and are entitled to vote at the annual meeting. You can vote all of the shares that you owned on the record date. These shares include: (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner through a stockbroker, bank or other nominee.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

        Most stockholders hold their shares through a broker or other holder of record rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

        Stockholder of Record.    If your shares are registered directly in your name with our transfer agent, Olympia Trust Company, you are considered, with respect to those shares, the stockholder of record, and we are sending these proxy materials directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the named proxy holder or to vote in person at the meeting. We have enclosed a proxy card for you to use in directing the proxy holder how to vote your shares.

        Beneficial Owner.    If your shares are held in a brokerage account, or by a bank, or other holder of record, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you from that holder together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote and are also invited to attend the annual meeting.

        Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a "legal proxy" from the broker, bank or other holder of record that holds your shares, giving you the right to vote the shares at the meeting. Your broker, bank or other holder of record has enclosed or provided voting instructions for you to use in directing the broker, bank or other holder of record how to vote your shares.

Who may attend the meeting?

        All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. If you are not a stockholder of record but hold shares through a broker or bank (i.e., in street name), you should provide proof of beneficial ownership on the record date, such as your most recent account statement as of March 30, 2010, a copy of the voting instruction card provided by your broker, bank or other holder of record, or other similar evidence of ownership. Registration and seating will begin at 8:30 a.m., Denver time. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

How may I vote my shares in person at the annual meeting?

        Shares held in your name as the stockholder of record may be voted in person at the annual meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, bank or other holder of record that holds your shares giving you the right to vote the shares. Even if you plan to attend the annual meeting, we recommend that you also submit your proxy or voting instructions prior to the meeting as described below so that your vote will be counted if you later decide not to attend the meeting.

How may I vote my shares without attending the annual meeting?

        Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the meeting. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, bank or other holder of record. For directions on how to vote, please refer to the instructions included on your proxy card or, for shares held beneficially in street name, the voting instruction card provided by your broker, bank or other holder of record.

May I change my vote or revoke my proxy after I return my proxy card?

        Yes. Even after you have submitted your proxy, you may change the votes you cast or revoke your proxy at any time before the votes are cast at the meeting by: (1) delivering a written notice of your revocation to our corporate secretary at our principal executive office, 350 Indiana Street, Suite 800, Golden, Colorado 80401; or (2) executing and delivering a later dated proxy. In addition, the powers of the proxy holders to vote your stock will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What is a broker non-vote?

        There is an important change this year regarding broker non-votes and director elections. Under a new rule that is effective for the annual meeting, brokers, banks or other holders of record are no longer permitted to vote in the election of directors if the broker or other record holder has not received instructions from the beneficial owner. This represents a change from prior years, when brokers had discretionary voting authority in the election of directors. If you do not provide voting instructions, the broker or other record holder can register your shares as being present at the annual meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required under the new rules. This is called a "broker non-vote." If you are a beneficial owner whose shares are held of record by a broker, bank or other holder of record, you must instruct the broker, bank or other holder of record how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.

        However, if you are a beneficial owner whose shares are held of record by a broker or other record holder, your broker or other record holder has discretionary voting authority under the new rules to vote your shares on the routine matter of ratification of PricewaterhouseCoopers LLP, even if the broker does not receive voting instructions from you.

What constitutes a quorum?

        The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding and entitled to vote as of the record date will constitute a quorum. There must be a quorum for any action to be taken at the meeting (other than an adjournment or postponement of the meeting). If you submit a properly executed proxy card, even if you abstain from voting, then your shares will be counted for purposes of determining the presence of a quorum. If a broker or bank indicates on a proxy that it lacks discretionary authority as to certain shares to vote on a particular matter, commonly referred to as "broker non-votes," those shares will still be counted for purposes of determining the presence of a quorum at the meeting.

What vote is required to approve each item?

  Election of Directors.    In the election of directors, six (6) candidates will be elected by a plurality of affirmative votes. That is, the six (6) candidates that receive the highest number of affirmative votes will be elected to serve on our board of directors.

  Ratification of PricewaterhouseCoopers LLP.    The affirmative vote of the majority of the outstanding shares of common stock present (either in person or by proxy) will be required for approval.

What does it mean if I receive more than one proxy card?

        If you receive more than one proxy card, it means that you hold shares registered in more than one name or brokerage account. You should sign and return all proxy cards that you receive in order to ensure that all of your shares are voted.

How may I vote on each of the proposals?

        In the election of directors, you may vote FOR any or all of the nominees, or your vote may be WITHHELD with respect to any or all of the nominees. For the ratification of PricewaterhouseCoopers LLP, you may vote FOR or AGAINST the proposal, or you may indicate that you wish to ABSTAIN from voting on the proposal.

Who will count the proxy votes?

        Votes will be tabulated by our transfer agent, Olympia Trust Company.

How will voting on any other business be conducted?

        We do not expect any matters to be presented for a vote at the meeting other than the matters described in this proxy statement. If you grant a proxy, any of the officers named as proxy holder, Jeffrey G. Clevenger, Robert P. Vogels, Jerry W. Danni, Deborah J. Friedman, or their nominee(s) or substitute(s), will have the discretion to vote your shares on any additional matters that are properly presented for a vote at the meeting. If a nominee is not available as a candidate for director, the person named as the proxy holder will vote your proxy for another candidate nominated by our board of directors.

What rights of appraisal or similar rights of dissenters do I have with respect to any matter to be acted upon at the meeting?

        No action is proposed at this meeting for which the laws of the state of Delaware or our bylaws provide a right of our stockholders to dissent and obtain appraisal of or payment for such stockholders' common stock.

Who will bear the cost of this proxy solicitation?

        The cost of this proxy solicitation will be borne by Golden Minerals. In addition to solicitation by mail, our officers, directors and employees may solicit proxies by telephone, email, or in person. We will also request banks and brokers to solicit their customers who have a beneficial interest in our common stock registered in the names of nominees, and we will reimburse banks and brokers for their reasonable out-of-pocket expenses in doing so.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

        The Board of Directors unanimously recommends that the Company's stockholders vote FOR the election of the following six nominees:

    Jeffrey G. Clevenger
    W. Durand Eppler
    Ian Masterton-Hume
    Kevin R. Morano
    Terry M. Palmer
    David Watkins

        Our Amended and Restated Certificate of Incorporation provides that each holder of our common stock is entitled to one vote per share. Subject to the rights of the holders of any preferred stock that we may issue, all voting rights are vested in the holders of our common stock. Holders of common stock have noncumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors will be able to elect 100% of the directors, and the holders of the remaining shares voting for the election of directors will not be able to elect any directors.

        In the election of directors, six candidates will be elected by a plurality of affirmative votes. That is, the six candidates who receive the highest number of affirmative votes will be elected to serve on our board of directors. If a nominee becomes unable to serve before the meeting begins, Golden Minerals may nominate a substitute nominee, and votes cast for or against the listed nominee will be cast in the same manner with respect to the substitute nominee.

        The board of directors has nominated for election at the annual meeting the six persons named above to serve until the 2011 annual meeting of stockholders or until their successors are elected, and each of the six persons named above has consented to being named as a nominee. Each nominee is currently a director of Golden Minerals.

        The following table sets forth the name, residence, age, and current positions of each nominee:

Name and Residence	Age	Position
Jeffrey G. Clevenger(1)	60	Director, Chairman of the Board of Directors
Colorado, USA
W. Durand Eppler(2)(3)(4)	56	Director, Chairman of the Compensation Committee
Colorado, USA
Ian Masterton-Hume(4)	59	Director, Chairman of the Corporate Governance and
Vaucluse, Australia		Nominating Committee
Kevin R. Morano(3)(4)	56	Director
Florida, USA
Terry M. Palmer(2)(4)	65	Director, Chairman of the Audit Committee
Colorado, USA
David Watkins(2)(3)(4)	65	Director
British Columbia, Canada

(1)
Mr. Clevenger also serves as our President and Chief Executive Officer

(2)
Member of the Audit Committee

(3)
Member of the Compensation Committee

(4)
Member of the Corporate Governance and Nominating Committee

        Our board of directors has determined that all of our directors, other than Mr. Clevenger, our Chairman, President and Chief Executive Officer, are independent as defined by NYSE Amex LLC listing standards. Consequently, a majority of our board of directors is independent. Although the Chairman of our board of directors is not independent, the independent members of the board meet from time to time as they deem necessary.

        Information regarding each nominee is set forth below, based upon information furnished to us by the nominee.

Nominees for Election

        Jeffrey G. Clevenger.    Mr. Clevenger has served as our Chairman of the Board and as our President and Chief Executive Officer since March 2009. He served as a director and President and Chief Executive Officer of Apex Silver Mines Limited ("Apex Silver") from October 2004 through March 2009. Mr. Clevenger worked as an independent consultant from 1999 when Cyprus Amax Minerals Company, his previous employer, was sold until he joined Apex Silver in 2004. Mr. Clevenger served as Senior Vice President and Executive Vice President of Cyprus Amax Minerals Company from 1993 to 1998 and 1998 to 1999, respectively, and as President of Cyprus Climax Metals Company and its predecessor, Cyprus Copper Company, a large integrated producer of copper and molybdenum with operations in North and South America, from 1993 to 1999. He was Senior Vice President of Cyprus Copper Company from August 1992 to January 1993. From 1973 to 1992, Mr. Clevenger held various technical, management and executive positions at Phelps Dodge Corporation, including President and General Manager of Phelps Dodge Morenci, Inc. He is a Member of the American Institute of Mining, Metallurgical and Petroleum Engineers and the Metallurgical Society of America. Mr. Clevenger holds a B.S. in Mining Engineering with Honors from the New Mexico Institute of Mining and Technology and is a graduate of the Advanced International Senior Management Program of Harvard University. In determining Mr. Clevenger's qualifications to serve on our board of directors, the board has considered, among other things, his experience and expertise in the mining industry, including the operating, management, and executive positions he has held previously at several other mining companies.

        W. Durand Eppler.    Mr. Eppler has served as a director of our company since March 2009. Mr. Eppler has over 30 years' experience in the natural resources industry and serves as a Partner of Sierra Partners, LLC, a private investment and advisory firm he founded in 2004. The firm has an exclusive focus on mining, oil and gas and energy resource industries and international experience. From June 2005 until August 2008, Mr. Eppler was President and CEO of Coal International Plc, an international coal mining and development company. From 1995 to 2004, Mr. Eppler held various positions at Newmont Mining Corporation, the world's second largest gold producer, and its subsidiaries, including Vice President of Newmont Capital, Ltd. (2002 to August 2004), Vice President, Corporate Development of Newmont Mining Corporation (2001 to 2002), President of Newmont Indonesia (1998 to 2001), and Vice President, Corporate Planning of Newmont Mining Corporation (1995 to 1998). Prior to joining Newmont, Mr. Eppler served as the Managing Director, Metals & Mining for Chemical Securities, Inc., a subsidiary of Chemical Bank (now JPMorgan Chase), where he was responsible for relationship management, technical support, corporate finance services, credit marketing and transaction execution for clients in the global precious metals, industrial and energy resources businesses. He currently serves on the boards of directors of Vista Gold Corporation and Augusta Resource Corporation, and he served on the boards of Allied Nevada Gold Corporation, Northern Energy Mining Company, and Coal International Plc during the last five years. Mr. Eppler holds a B.A. in Geography & Religion from Middlebury College and an M.S. in Mineral Economics from the Colorado School of Mines. Mr. Eppler is a member of the Society of Mining Engineers of A.I.M.E. and a member of the Global Leadership Council, College of Business, Colorado State University. In determining Mr. Eppler's qualifications to serve on our board of directors, the board has considered, among other things, his experience and expertise in mining industry public and private finance, corporate development in public mining companies, and management in the base and precious metals mining industries.

        Ian Masterton-Hume.    Mr. Hume has served as a director of our company since March 2009. He has over 30 years' experience in the natural resources industry. From January 2000 until December 2008, he was a partner of The Sentient Group, a manager of closed-end private equity funds specializing in global investment in the natural resources sector headquartered in Sydney, Australia, which he also co-founded. Since December 2008, Mr. Hume has acted as a consultant to The Sentient Group. From 1994 to 2000, Mr. Hume served as a consultant to AMP Society's Private Capital Division, focused on international mining and telecommunications investments primarily in North and South America, Russia and the Pacific Rim. His experience prior to 1994 includes serving as a consultant to Equatorial Mining in Santiago, Chile, regarding development of its copper assets, and approximately 23 years of investment management and investment banking experience for companies in Australia and the United Kingdom, including Impala Pacific Corporation in Hong Kong, Bain & Company in Sydney, Australia and the Jessel Group of companies in London and South Africa. He is currently a director of Andean Resources Ltd., Norsemont Mining Inc., and Iron Road Limited, and he served as a director of Apex Silver from April 2007 through March 2009. Mr. Hume attended both Harrow School (England) and Nice University (France). In determining Mr. Hume's qualifications to serve on our board of directors, the board has considered, among other things, his experience and expertise in mining industry public and private finance and corporate development and mine project development in South America, together with his experience serving as a director of small publicly held mineral exploration and development companies operating in South America.

        Kevin R. Morano.    Mr. Morano has served as a director of our company since March 2009. He has been Managing Principal of KEM Capital LLC, a private equity investment company and provider of management advisory services, since March 2007. From March 2002 to March 2007, Mr. Morano was employed by Lumenis Ltd., a laser and light-based technology company specializing in medical devices for aesthetic, surgical and ophthalmic applications. His positions with Lumenis included Chief Financial Officer from March 2002 to August 2004 and Senior Vice President for Marketing and Business Development from May 2004 to March 2007. Prior to joining Lumenis, Mr. Morano held a number of senior executive positions at major American public companies including a 21 year career at ASARCO Incorporated, a global copper mining company and specialty chemicals and aggregates producer, which was acquired by Grupo Mexico in December 1999. At ASARCO, Mr. Morano served in various senior executive capacities including President and Chief Operating Officer, Executive Vice President and Chief Financial Officer. He currently serves as a director of Bear Creek Mining Company, and he served as a director of Apex Silver from 2000 through March 2009. From May 2000 through October 2001, Mr. Morano served as the Chief Financial Officer of Exide Technologies, which subsequently filed for Chapter 11 bankruptcy protection in April 2002. Mr. Morano holds a B.Sc. in Finance from Drexel University and an M.B.A. from Rider University. In determining Mr. Morano's qualifications to serve on our board of directors, the board has considered, among other things, his experience and expertise in mining industry public and private finance and management experience at public mining companies.

        In April 2006, the Securities and Exchange Commission (the "SEC") filed a complaint in U.S. District Court against Lumenis Ltd., one of its former officers and Mr. Morano, the former Chief Financial Officer of Lumenis, alleging violations of the anti-fraud and other provisions of federal securities law. With respect to Mr. Morano, the complaint alleged, among other things, that Mr. Morano knowingly or recklessly permitted the improper accounting of certain sales transactions, which resulted in the publication by Lumenis Ltd. of materially false financial statements in 2002 and 2003. Without admitting or denying the allegations in the complaint, Mr. Morano consented to the entry, in September 2008, of a final consent judgment that, among other things, enjoins Mr. Morano from violating various provisions of the federal securities laws, including Section 17(a) of the Securities Act of 1933, as amended, and Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5

thereunder, and ordered Mr. Morano to pay a $55,000 civil penalty, and an SEC administrative order suspending Mr. Morano from appearing or practicing before the SEC as an accountant.

        Terry M. Palmer.    Mr. Palmer has served as a director of our company since March 2009. He has 40 years of financial, management and accounting experience with a particular focus on the mining industry. Since January 2003, Mr. Palmer has worked on a part-time basis for and is a principal of the CPA firm of Marrs, Sevier & Company LLC. He spent 36 years at Ernst & Young LLP where he rose from a staff position to partner responsible for audit and advisory services to major international mining companies and serving as the technical consulting partner for SEC-related business. Mr. Palmer is currently a director of Allied Nevada Gold Corp., and he served as a director of Apex Silver from September 2004 through March 2009. He also served as a director of Energy West Incorporated from November 2002 through November 2006. Mr. Palmer holds a B.Sc. in Business Administration from Drake University and an M.B.A. from the University of Denver. He is a certified public accountant and a member of the American Institute and Colorado Society of Certified Public Accountants. In determining Mr. Palmer's qualifications to serve on our board of directors, the board has considered, among other things, his experience and expertise as an audit partner at Ernst & Young LLP focused on public mining companies, his knowledge about and experience in the types of accounting and financial issues faced by public mining companies, and his experience as a director of exploration, development, and small public mining companies.

        David Watkins.    Mr. Watkins has served as a director of our company since March 2009. He has over 40 years' experience in the mining industry, working as a senior executive with major mining companies and junior exploration and development companies. Mr. Watkins served as President and Chief Executive Officer of Atna Resources, Ltd., a company engaged in the exploration, development and production of gold properties, from 2000 until his recent appointment to Executive Chairman in January 2009. From 1993 to 1999, Mr. Watkins served as Senior Vice President, Exploration of Cyprus Amax Minerals Company, a producer of commodities such as copper, gold, molybdenum, lithium and coal. Prior to his employment with Cyprus Amax, Mr. Watkins served as President of Minova Inc., a producer of precious metals and base metals from mining operations in Canada. Mr. Watkins currently serves on the boards of directors of a number of companies, including ATNA Resources Ltd, Euro Ressources S.A., Commander Resources Ltd., Golden Goose Exploration Inc., Maudore Minerals Ltd., Valley High Ventures Corporation, and Camino Mineral Corporation. Mr. Watkins holds a B.A. in Geology from Queen's University at Kingston, an M.S. in Geology from Carleton University, Ottawa and is a graduate of the Executive Business Program from the University of Western Ontario. Mr. Watkins is a member of the Canadian Institute of Mining and Metallurgy, Geological Association of Canada, Geological Society of Nevada and Prospectors and Developers Association of Canada. In determining Mr. Watkins' qualifications to serve on our board of directors, the board has considered, among other things, his experience and expertise in mineral exploration for base and precious metals in South America and other regions, and his experience as an executive or director of small public mining companies like our company and familiarity with the technical exploration, financing, and management issues faced by such companies.

PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF AUDITORS

        The board of directors, pursuant to the recommendation of the Audit Committee of the board of directors, unanimously recommends ratification of the selection of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

        The affirmative vote of the holders of a majority of the common stock entitled to vote and represented in person or by proxy at the annual meeting is required to ratify the selection of our independent registered public accounting firm for the fiscal year 2010. In the event the ratification is not approved by the required number of holders, the Audit Committee may reconsider, but will not necessarily change, its selection of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm.

        PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since our inception. Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate stockholder questions.

        The following table sets out the aggregate fees billed by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2009 and 2008 for the categories of fees described.

	Fiscal Year Ended December 31,
	2009	2008
Audit Fees(1)	$1,198,481	$2,861,676
Audit Related Fees	—	2,610
Tax Fees(2)	189,522	336,797
All Other Fees(3)	1,616	7,706

Total Fees(4)	$1,389,619	$3,208,789

(1)
Audit fees include fees for services rendered for the audit of our annual financial statements and reviews of our quarterly financial statements, and services rendered in connection with the audit of our internal controls and procedures as required by Section 404 of the Sarbanes-Oxley Act of 2002 (for 2008 only).

(2)
Tax fees include fees for services rendered in connection with the preparation of our tax returns in the United States and other foreign jurisdictions as well as international tax planning services.

(3)
All other fees include fees for access to a PricewaterhouseCoopers LLP accounting database and other research materials.

(4)
For the year ended December 31, 2009, $626,023 of the Total Fees are attributable to our predecessor, Apex Silver. All fees for the year ended December 31, 2008 are attributable to Apex Silver.

        The Audit Committee charter includes certain policies and procedures regarding the pre-approval of audit and non-audit services performed by an outside accountant. The Committee is required to pre-approve all engagement letters and fees for all auditing services (including providing comfort letters in connection with securities underwritings) and non-audit services performed by the outside auditors, subject to any exception under Section 10A of the Securities Exchange Act of 1934 and any rules promulgated thereunder. Pre-approval authority may be delegated to a committee member or a subcommittee, and any such member or subcommittee shall report any decisions to the full committee at its next scheduled meeting. All of the fees and services provided by PricewaterhouseCoopers LLP were approved by the Audit Committee pursuant to its pre-approval policy as provided in the Audit Committee charter.

 THE BOARD AND ITS COMMITTEES

Meetings and Committees of the Board of Directors

        During 2009, our board of directors held nine meetings.

        Audit Committee.    We have a standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Committee met three times during 2009. Our Audit Committee is currently comprised of Messrs. Eppler, Palmer and Watkins. Each of the members of the Audit Committee is independent and financially sophisticated, as defined by the NYSE Amex LLC listing standards. Our board has determined that Mr. Palmer, the Audit Committee Chairman, qualifies as an "Audit Committee Financial Expert" as that term is defined in rules promulgated by the SEC. The Audit Committee is responsible for the selection, compensation, retention and oversight of the independent auditor, which reports directly to the Audit Committee. The Audit Committee also assists the board of directors in reviewing and oversight of the quality and integrity of the Company's accounting, auditing and financial reporting practices. The Committee regularly reviews the company's financial statements and reports, earnings press releases, financial reporting process, system of internal controls, and compliance with applicable law.

        The board of directors has adopted a written charter for the Audit Committee. The charter may be viewed on Golden Minerals' website at www.goldenminerals.com/corp_gov.php.

        Compensation Committee.    The Compensation Committee held one meeting during 2009 and is currently comprised of Messrs. Eppler, Morano, and Watkins. Each member of the Compensation Committee is independent as defined by the NYSE Amex LLC listing standards. The principal responsibilities of the Compensation Committee are to establish policies and periodically determine matters involving executive compensation, recommend changes in employee benefit programs, grant or recommend the grant of stock options and stock awards under our 2009 Equity Incentive Plan, as amended from time to time, and provide counsel regarding key personnel selection. For a discussion of the Compensation Committee's role in establishing our executive compensation arrangements, see "Executive Compensation—Compensation Discussion and Analysis."

        The board of directors has adopted a charter for the Compensation Committee, a copy of which is available on Golden Minerals' website at www.goldenminerals.com/corp_gov_compcomm.php.

        Corporate Governance and Nominating Committee.    The Corporate Governance and Nominating Committee, which did not meet during 2009, is currently comprised of Messrs. Masterton-Hume, Eppler, Morano, Palmer, and Watkins. Each member of the Corporate Governance and Nominating Committee is independent as defined by the NYSE Amex LLC listing standards. The Corporate Governance and Nominating Committee is responsible for overseeing and evaluating the Board's performance, selecting and evaluating prospective director nominees and reviewing board and board committee compensation. The Committee also oversees and provides advice to the Board regarding our corporate governance policies, practices and procedures.

        The board of directors has adopted a charter for the Corporate Governance and Nominating Committee, a copy of which is available on Golden Minerals' website at www.goldenminerals.com/corp_gov_corpnom.php.

The Role of the Corporate Governance and Nominating Committee in the Nomination Process

        In identifying and recommending nominees for positions on our board of directors, our Corporate Governance and Nominating Committee places emphasis on the following criteria, among others:

  •
  Judgment, character, expertise, skills and knowledge useful to the oversight of our business;

  •
  Business or other relevant experience; and

  •
  The extent to which the interplay of the nominee's expertise, skills, knowledge and experience with that of other members of our board of directors will build a board that is effective, collegial and responsive to the needs of the Company.

        Our Corporate Governance and Nominating Committee does not set specific, minimum qualifications that nominees must meet in order for the Committee to recommend them to our board of directors, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account the needs of the Company and the composition of our board of directors. In considering diversity, we consider diversity of viewpoints, backgrounds and experience. We do not, however, have any formal policy regarding diversity in identifying nominees for a directorship, but rather, consider it among the various factors relevant to any particular nominee. Our Corporate Governance and Nominating Committee evaluates possible candidates in detail and suggests individuals to explore in more depth. In the event that we decide to fill a vacancy that exists or we decide to increase the size of the board of directors, we will identify, interview and examine, and make recommendations to the board of directors regarding appropriate candidates. We identify potential candidates principally through suggestions from the Company's directors and senior management. Our President and Chief Executive Officer and board members may also seek candidates through informal discussions with third parties. We also consider candidates recommended or suggested by stockholders.

Board Leadership Structure

        The board currently includes five independent directors and one employee director, and the positions of Chairman and principal executive officer are occupied by the same individual, Mr. Jeffrey Clevenger. Mr. Clevenger serves as our President, Chief Executive Officer and Chairman of the board of directors and has served in such capacities since the Company's inception in March 2009. The Company's board of directors believes that it is important to have a unified leadership vision which Mr. Clevenger is positioned to provide. The board also believes that the Company is best served by a Chairman who is actively involved with the Company and is therefore able to bring a significant depth of knowledge about the Company to the role of Chairman. While we do not have a lead independent director, the independent members of the board meet from time to time as they deem necessary. We believe that our current board leadership structure is appropriate as all members of our board of directors, other than Mr. Clevenger, are independent directors.

The Board's Role in Risk Oversight

        It is management's responsibility to manage risk and bring to the board of directors' attention any material risks to the Company. The board of directors has oversight responsibility through its Audit Committee, which oversees the Company's risk policies and processes relating to the financial statements and financial reporting processes and the guidelines, policies and processes for mitigating those risks.

Stockholder Nominations

        The Corporate Governance and Nominating Committee will receive, review and evaluate director candidates recommended by stockholders. The Committee has adopted written procedures to be followed by stockholders in submitting such recommendations. Candidates proposed by stockholders will be evaluated by the Committee in the same manner as candidates that are not proposed by stockholders. While stockholders may propose director nominees at any time, we must receive the required notice (described below) on or before the date set forth in the prior year's annual proxy statement under the heading "Stockholder Proposals" in order to be considered by the Committee in connection with our next annual meeting of stockholders (typically held in May or June of each year).

        Stockholders wishing to recommend a director candidate to serve on the board may do so by providing advance written notice to the Chairman of the Corporate Governance and Nominating Committee that identifies the candidate and includes certain information regarding the nominating stockholder and the candidate. A description of the required notice is available on our website at www.goldenminerals.com/corp_gov_boarddir.php.

        A stockholder nominee for director should be a person of integrity and be committed to devoting the time and attention necessary to fulfill his or her duties to Golden Minerals. The Corporate Governance and Nominating Committee will evaluate the independence of directors and potential directors nominated by stockholders, as well as his or her business experience, or specialized skills or experience. Diversity of background and experience, including diversity of race, ethnicity, international background, gender and age, are also important factors in evaluating candidates for board membership. In considering diversity, we consider diversity of viewpoints, backgrounds and experience. The Committee will also consider issues involving possible conflicts of interest of directors or potential directors.

Communication with the Board

        We have established a process for security holders to communicate with the board of directors. Security holders wishing to communicate with the board of directors of Golden Minerals should send an email, write or telephone Jerry Danni, Senior Vice President Corporate Affairs, at:

    Golden Minerals Company
    350 Indiana Street, Suite 800
    Golden, Colorado 80401
    Telephone: (303) 839-5060
    Facsimile: (303) 839-5907
    Email: investor.relations@goldenminerals.com

        All such communication must state the type and amount of Golden Minerals securities held by the security holder and must clearly state that the communication is intended to be shared with the board of directors, or if applicable, with a specific committee of the board. Mr. Danni will forward all such communication to the members of the board or specific board committee.

Director Attendance at the Annual Meeting

        All members of the board of directors are encouraged, but not required, to attend the annual meeting of stockholders. This is the first annual meeting of stockholders of Golden Minerals.

Compensation Committee Interlocks and Insider Participation

        Our Compensation Committee is currently comprised of Messrs. Eppler, Morano, and Watkins. Each member of the Compensation Committee is independent as defined by NYSE Amex LLC listing standards. No member of the Compensation Committee has ever been an officer or employee of us or any of our subsidiaries, nor did any of these individuals have any reportable transactions with us, our predecessor Apex Silver, or any of our subsidiaries in 2009. During 2009, none of our current executive officers served as a director or member of the compensation committee (or equivalent thereof) of another entity, any of whose executive officers served as a director of Golden Minerals or Apex Silver.

 Director Compensation

        Our directors who are also our employees receive no fees for board service. Currently, Mr. Clevenger is the only director who is also an employee. The compensation for the non-executive directors of Golden Minerals includes the following: (i) a $20,000 annual cash retainer, (ii) a $1,000 cash fee for each board or committee meeting that the director attends in person or by telephone, and (iii) a $5,000 annual cash retainer for the Chairman of the Audit Committee. The first annual cash retainer was paid in April 2009, and subsequent retainer payments will be made on the date of the annual stockholders' meeting. We also reimburse our directors for all reasonable out-of-pocket costs incurred by them in connection with their services.

        Non-employee directors may also receive equity awards under our Non-Employee Directors Deferred Compensation and Equity Award Plan (the "Deferred Compensation Plan"), an award program pursuant to our 2009 Equity Incentive Plan. Pursuant to the Deferred Compensation Plan, the directors may receive discretionary grants of restricted stock units. Restricted stock units entitle the director to receive one unrestricted share of common stock for each vested restricted stock unit upon the termination of the director's service on our board of directors and typically vest on the first anniversary of the grant date. Our directors are also eligible to receive other equity awards, including stock options, pursuant to our 2009 Equity Incentive Plan.

        The table below sets forth all compensation awarded to our non-employee directors during 2009.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
W. Durand Eppler	35,000	54,600	89,600
Ian Masterton-Hume	28,000	54,600	82,600
Kevin R. Morano	31,000	54,600	85,600
Terry M. Palmer	39,000	54,600	93,600
David Watkins	33,000	54,600	87,600

(1)
Stock Awards represent the restricted stock units held by our non-employee directors as of December 31, 2009, shown in the table below. The restricted stock units shown below vested on April 2, 2010.

Name	Unvested Restricted Stock Units
W. Durand Eppler	5,000
Ian Masterton-Hume	5,000
Kevin R. Morano	5,000
Terry M. Palmer	5,000
David Watkins	5,000
(2)
Amounts shown reflects grant date fair value computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). See footnote 17 of our Notes to the Consolidated Financial Statements in our Form 10-K for the year-ended December 31, 2009, for a discussion of the assumptions used to compute grant date fair value.

EXECUTIVE COMPENSATION

        Although all of our executives were previously executives of Apex Silver, our current compensation structure is significantly different from the compensation provided by Apex Silver. All Apex Silver equity awards were cancelled upon our emergence from the Chapter 11 proceedings in March 2009, and our executives received no recovery with respect to the cancelled awards. We have provided historical information for prior years where relevant to understanding our company. Where such information is not relevant to us, we have provided information regarding our compensation arrangements since our emergence from Chapter 11 proceedings on March 24, 2009.

Compensation Discussion and Analysis

        Set forth below is a discussion of our current compensation program for our named executive officers. The named executive officers described below include our principal executive officer, our principal financial officer, and the three other officers that were our most highly compensated executive officers during 2009. One of the named executive officers described below, Terry Owen, resigned from his position effective January 1, 2010, and currently provides consulting services to us. Compensation arrangements for 2009 and 2010 were established by our Compensation Committee without the assistance of any compensation consultants.

  Objectives of Our Compensation Program

        Our compensation program is designed to attract and retain top quality executive talent who can contribute to our long-term success and thereby build value for our stockholders, to tie annual and long-term cash and equity incentive compensation to the achievement of measurable company and individual performance objectives, and to align compensation incentives available to our executives with the goal of creating stockholder value.

        Our Compensation Committee has responsibility for approving the compensation arrangements for our executives and acts pursuant to a charter that has been approved by our board. We employ a three-part approach to executive compensation: base salary, annual performance-based cash bonuses, and long-term equity awards. In addition, we provide our executives a variety of other benefits that we also make available generally to all salaried employees. Our executive compensation program is organized around the following fundamental principles:

  •
  A Substantial Portion of Executive Compensation Should Be in the Form of Equity Awards.  Our Compensation Committee believes that a substantial portion of total compensation should be delivered in the form of equity. Equity compensation is important in order to align the interests of our executives with the interests of our stockholders.

  •
  A Substantial Portion of Executive Compensation Should Be Performance-Based.  Our compensation program is designed to reward superior performance and deliver correspondingly lower compensation for weak performance, and we believe it accomplishes this in a number of ways. In terms of cash compensation, target award opportunities provided to each executive under our Bonus Incentive Plan range from 35% to 75% of the executive's base salary. Awards for superior performance may result in a bonus of up to twice the targeted amount for all executives (other than Mr. Clevenger, who may earn up to three times the targeted amount). Whether and to what extent bonuses under the plan are paid depends on the extent to which the Company-wide and individual goals set by the Compensation Committee are attained and on the Committee's subjective evaluations of individual executive performance.

  •
  Our Compensation Program Should Enable Us to Compete for First-Rate Executive Talent.  We believe our stockholders are best served when we can attract and retain talented executives. Beginning in 2005 and extending into 2009, increases in metals prices resulted in numerous new mining projects worldwide, which created intense competition for the services of talented mining executives. Notwithstanding the ongoing global economic downtown, the competition for mining executives remains strong. To ensure that we are able to attract and retain talented executives, our Compensation Committee seeks to create a compensation package for executives that delivers total compensation that is competitive with exploration and mining companies with which we compete for executive talent.

Components of our Compensation Program

        Base Salary.    We establish base salaries for our executive officers based on the scope of their respective responsibilities. In general, 2009 salaries for our executives were significantly lower than the salaries they received as executives of Apex Silver. Notably, Mr. Clevenger's annual salary decreased from $610,000 for 2008 to $400,000 for 2009. The Compensation Committee determined that the salary decreases were appropriate in order to reflect the significant differences between Apex Silver and Golden Minerals, in that Apex Silver was an operating company with anticipated operating revenue of between $500 million and $1.0 billion annually, while we are an exploration stage company with limited operating revenue. We do, however, continue to operate the San Cristóbal mine and therefore must maintain a management team with sufficient skills and experience to provide those and other mine management services.

        We review base salaries annually and adjust them from time to time after taking into account individual responsibilities, performance and experience. Our Compensation Committee determines the salary for our Chief Executive Officer, and, after consideration of the Chief Executive Officer's recommendations, for each officer below the Chief Executive Officer level.

        Base salaries for our named executive officers during 2010 are as follows:

Salary
Jeffrey G. Clevenger	$450,000
Jerry W. Danni	$285,000
Robert P. Vogels	$250,000
Robert B. Blakestad	$250,000

        In determining salaries for 2010, our Compensation Committee considered, among other things: (i) the need to maintain a management team with sufficient skills and experience to continue to manage the San Cristobal mine, (ii) the anticipated additional responsibilities of management in connection with the activities required for the planned feasibility study at El Quevar, and (iii) the increase in our exploration budget. In addition, with respect to the salary of our Chief Executive Officer, the Committee considered Mr. Clevenger's contributions to our significant progress in 2009 towards corporate growth objectives and the extraction of value from exploration assets in which we were no longer interested.

        Annual Cash Bonus.    Our executives participate in our Incentive Bonus Plan, which provides annual cash awards based on the performance of the executive officers and the Company as compared to performance standards established by our Compensation Committee. The table below shows the target awards for 2009 for our named executive officers and the actual amounts paid with respect to such awards in December 2009:

	Annual Salary	Bonus Target (%)	Bonus Target	Bonus Minimum	Bonus Maximum	Actual Bonus Paid(1)
Jeffrey G. Clevenger	$400,000	75%	$300,000	—	$900,000	$400,000
Terry L. Owen	$300,000	50%	$150,000	—	$300,000	$168,000
Jerry W. Danni	$265,000	45%	$119,250	—	$238,500	$135,000
Robert P. Vogels	$240,000	50%	$120,000	—	$240,000	$135,000
Robert B. Blakestad	$225,000	45%	$90,000	—	$180,000	$135,000

(1)
Reflects prorated bonus payment for the period from March 24, 2009 through December 31, 2009. On an annualized basis, the bonus amounts would have been: Clevenger ($533,333), Owen ($224,000), Danni ($180,000), Vogels ($180,000), and Blakestad ($180,000).

        In awarding the cash bonuses, our Compensation Committee considered, among other things: (i) progress toward raising capital, (ii) commencement of a feasibility study for the El Quevar project, (iii) demonstrated progress and achievement toward corporate growth objectives, and (iv) maintenance of general and administrative expenses at budgeted levels.

        The target awards for our named executive officers' performance during 2010 are shown in the table below:

	Salary	Bonus Target	Bonus Target	Bonus Minimum	Bonus Maximum
Jeffrey G. Clevenger	$450,000	75%	$337,500	—	$1,012,500
Jerry W. Danni	$285,000	45%	$128,250	—	$256,500
Robert P. Vogels	$250,000	50%	$125,000	—	$250,000
Robert B. Blakestad	$250,000	45%	$112,500	—	$225,000

        Equity Incentive Awards.    A key component of our compensation program is the award of restricted shares under our 2009 Equity Incentive Plan. We believe that share ownership encourages long-term performance by our executive officers and aligns the interests of our officers with the interests of our stockholders. Equity awards under our 2009 Equity Incentive Plan are discretionary.

        The pool of shares available under our 2009 Equity Incentive Plan is equal to 10% of our outstanding shares of common stock, plus shares issuable upon exercise of our outstanding warrants. As of April 16, 2010, we had 9,274,786 shares of common stock outstanding, plus an additional 300,000 shares issuable upon exercise of our outstanding warrants. Accordingly, as of April 16, 2010, the total number of shares issuable pursuant to our 2009 Equity Incentive Plan may not exceed 957,478.

        Our Compensation Committee determines the equity awards for our Chief Executive Officer, and, after consideration of our Chief Executive Officer's recommendations, for each officer below the Chief Executive Officer level. Because of the relatively few shares originally available under the 2009 Equity Incentive Plan, our equity incentive awards during 2009 were comprised entirely of restricted stock awards. For 2010, the Compensation Committee granted equity awards using a combination of restricted stock and options, with 70% of the award value in restricted stock and the remaining 30% in stock options.

        Perquisites and Other Benefits.    Because we believe that the compensation packages described above are adequate, we do not award significant perquisites to our executive officers. In 2009, each executive officer received a standard company match on his or her contributions to our 401(k) plan, totaling less than $10,000 per executive officer.

        Other Compensation.    Our executives also have a variety of other benefits that are also made available generally to all salaried employees.

Severance Arrangements

        Each of our full-time salaried employees, including each of our named executive officers, is covered by our Severance Compensation Plan. The plan provides that an executive whose employment is terminated without "cause" (as defined in the plan) is entitled to receive a lump sum payment equal to one year's salary. Our Incentive Bonus Plan provides that an executive terminated without cause receives an amount equal to the executive's target bonus percentage, multiplied by the amount of annual salary paid to the executive through the date of termination. Our 2009 Equity Incentive Plan provides that all restrictions on unvested restricted shares lapse upon the termination of an executive's employment without cause.

        These arrangements reflect our board's view that our employees, including our executive officers, should be provided with reasonable severance benefits to assist with their transition to comparable employment positions and to provide a competitive benefit by industry standards. The details and amount of these benefits are described in "—Post-Employment Payments—Termination Not in Connection with a Change of Control."

Change of Control Arrangements

        We have entered into a Change of Control Agreement with each of our named executive officers. Our Compensation Committee believes that these agreements provide an important protection to our executive officers in the event of a change of control transaction and that the interests of our stockholders will be best served if the interests of our executive officers are aligned with theirs. Our Compensation Committee believes that providing change of control benefits reduces the reluctance of executive officers to pursue potential change of control transactions that could result in the loss of their employment but may be in the best interests of stockholders.

        Cash payments under the Change of Control Agreements are in lieu of cash payments pursuant to the severance arrangements described above. The Change of Control Agreements are "double trigger" agreements which provide that payments will be made only if employment is terminated by us without cause or by the executive with good reason within two years following a change of control. In addition, upon the occurrence of a change of control, all restrictions on restricted stock lapse and all unvested stock options, if any, vest. The details and amount of these benefits are described in "—Post-Employment Payments—Termination in Connection with a Change of Control."

        Payments under the Change of Control Agreements are based on a multiple of the executive's salary and target bonus. Our Chief Executive Officer is entitled to receive three times his salary and target bonus and each of the remaining named executive officers is entitled to receive two times his salary and target bonus. Our Compensation Committee believes these multiples are consistent with our industry peers.

        In order to ensure that our executives actually receive the benefits described above, the Change of Control Agreements provide that we will reimburse our executive officers for the amount of the excise tax, if any, imposed on the change of control benefits under Internal Revenue Code Section 4999. This payment will be equal to an amount such that after the named executive officer timely pays the excise tax, his or her liability for all taxes would be the same as if this tax had not applied. This gross-up payment would not be deductible by us.

Summary Compensation Table for Apex Silver Executives

        Compensation information is set forth below for Apex Silver's named executive officers for January 1, 2009 through March 24, 2009 and for 2008 and 2007. Amounts shown in the table were paid by Apex Silver and may not be indicative of compensation arrangements by us. For a description of our compensation arrangements with our current named executive officers, see "—Compensation Discussion and Analysis—Components of our Compensation Program" and "—Summary Compensation Table for Golden Minerals Executives." All equity awards held by Apex Silver's executives at the time of its bankruptcy filing were cancelled in connection with the bankruptcy proceedings, and Apex Silver executives received no recovery with respect to the cancelled shares. All executives serve on an at-will basis.

Name and Principal Position(1)	Year		Salary	Bonus(2)	Stock Awards(3)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation		Total
Jeffrey G. Clevenger	2009	(13)	$132,857	—	—	—	$120,000	$2,264	(5)	$255,121
President and Chief	2008		$610,000	$80,000	$444,554	$530,658	—	$9,038	(5)	$1,674,250
Executive Officer	2007		$490,000	—	—	—	$305,000	$8,782	(5)	$803,782
Gerald J. Malys(6)	2009	(13)	$79,589	—	—	—	$60,000	$2,150	(7)	$141,739
Senior Vice President	2008		$350,000	$40,000	$174,361	$183,860	—	$9,459	(7)	$757,680
and Chief Financial	2007		$320,833	—	—	—	$150,000	$7,397	(7)	$478,230
Officer
Deborah J. Friedman(8)	2009	(13)	$72,767	—	—	—	$52,500	$2,530	(9)	$127,797
Senior Vice President,	2008		$320,000	$35,000	$111,804	$139,480	—	$4,132	(9)	$610,416
General Counsel and	2007		$132,949	—	—	—	$70,000	$516	(9)	$203,465
Corporate Secretary
Terry L. Owen(10)	2009	(13)	$64,808	—	—	—	$49,500	$2,854	(11)	$117,162
Senior Vice President	2008		$300,000	$33,000	$149,072	$133,140	—	$11,186	(11)	$626,398
Jerry W. Danni(10)	2009	(13)	$61,966	—	—	—	$48,000	$2,387	(12)	$112,353
Senior Vice President,	2008		$295,000	$32,000	$141,086	$133,040	—	$10,435	(12)	$611,651
Corporate Affairs

(1)
Robert B. Blakestad and Robert P. Vogels served as officers of Apex Silver during prior periods but were not executive officers until 2009.

(2)
Amounts shown as "Bonus" reflect the cash retention bonuses received by the named executive officers in December 2008.

(3)
Amount shown reflects grant date fair value computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). See footnote 17 of Apex Silver's Notes to the Consolidated Financial Statements in Apex Silver's Form 10-K for the year-ended December 31, 2008, for a discussion of the assumptions used to compute grant date fair value.

(4)
All named executive officers participated in the Apex Silver Incentive Bonus Plan. Amounts shown in the table as "Non-Equity Incentive Plan Compensation" reflect cash bonuses paid in February 2008 for 2007 performance. The relevant performance measure and the target value of each award for 2007 were determined by Apex Silver's compensation committee during 2007. Although targets were set for 2008 performance, there were no cash bonuses paid for 2008 performance other than the cash retention bonuses described in footnote 2. In December 2008, the named executive officers were also awarded a performance bonus, which was paid in March 2009, based on our achievement of certain performance objectives associated with the sale of the San Cristóbal mine and the restructuring of our business operations.

(5)
Amounts shown as "All Other Compensation" for Mr. Clevenger reflect contributions to the Apex Silver 401(k) Plan on Mr. Clevenger's behalf and life insurance premiums paid by Apex Silver on Mr. Clevenger's behalf as follows: (i) $1,904, $8,006, and $7,750 were contributed to the 401(k) Plan during the 83 day period ended March 24, 2009, and the years ended December 31, 2008, and 2007, respectively, and (ii) life insurance premiums of $360, $1,032, and $1,032 were paid during the 83 day period ended March 24, 2009, and the years ended December 2008 and 2007, respectively.

(6)
Mr. Malys retired at the completion of the Chapter 11 reorganization in March 2009.

(7)
Amounts shown as "All Other Compensation" for Mr. Malys reflect contributions to the Apex Silver 401(k) Plan on Mr. Malys' behalf and life insurance premiums paid by Apex Silver on Mr. Malys' behalf as follows: (i) $1,213, $7,875 and $5,813 were contributed to the 401(k) Plan during the 83 day period ended March 24, 2009 and the years ended December 31, 2008 and 2007, respectively, and (ii) life insurance premiums of $937, $1,584 and $1,584 were paid during the 83 day period ended March 24, 2009, and the years ended December 31, 2008 and 2007, respectively.

(8)
Ms. Friedman joined Apex Silver as Senior Vice President, General Counsel and Corporate Secretary on July 10, 2007. The salary amount shown for 2007 reflects amounts paid from July 10, 2007 through December 31, 2007. Her annualized salary for 2007 was $302,500. Ms. Friedman was one of Apex Silver's three most highly compensated executive officers in 2007 other than the principal executive officer and principal financial officer.

(9)
Amounts shown as "All Other Compensation" for Ms. Friedman reflect contributions to the Apex Silver 401(k) Plan on Ms. Friedman's behalf and life insurance premiums paid by Apex Silver on Ms. Friedman's behalf as follows: (i) $2,213 and $3,100 were contributed to the 401(k) Plan during the 83 day period ended March 24, 2009, and the year ended December 31, 2008, respectively, and (ii) life insurance premiums of $317, $1,032 and $516 were paid during the 83 day period ended March 24, 2009, and the years ended December 31, 2008 and 2007, respectively.

(10)
Mr. Danni and Mr. Owen served as officers of Apex Silver during prior periods but were not executive officers until 2008.

(11)
Amounts shown as "All Other Compensation" for Mr. Owen reflect contributions of $2,102 and $7,875 to the Apex Silver 401(k) Plan on Mr. Owen's behalf and $503 and $3,311 of life insurance premiums paid by Apex Silver on Mr. Owen's behalf for the 83 day period ended March 24, 2009, and the year ended December, 31 2008, respectively.

(12)
Amounts shown as "All Other Compensation" for Mr. Danni reflect contributions of $1,859 and $8,113 to the Apex Silver 401(k) Plan on Mr. Danni's behalf and $528 and $2,322 of life insurance premiums paid by Apex Silver on Mr. Danni's behalf for the 83 day period ended March 24, 2009, and the year ended December, 31 2008, respectively.

(13)
From January 1, 2009 through March 24, 2009, which is the date Apex Silver emerged from Chapter 11 reorganization as Golden Minerals Company.

 Summary Compensation Table for Golden Minerals Executives

        Compensation information is set forth below for the named executive officers of Golden Minerals from our inception on March 24, 2009 through December 31, 2009. We have not entered into employment agreements with any of our executive officers but have certain arrangements regarding payments following termination of employment. For a description of these arrangements, see "—Post-Employment Payments." All executives are employed on an at-will basis.

Name and Principal Position	Year(1)	Salary(2)	Stock Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total
Jeffrey G. Clevenger	2009	$311,861	$1,037,400	$400,000	$6,467	$1,755,728
President and Chief Executive Officer
Terry L. Owen(6)	2009	$220,192	$273,000	$168,000	$9,698	$670,890
Senior Vice President,
Jerry W. Danni	2009	$210,534	$218,400	$135,000	$8,110	$572,044
Senior Vice President, Corporate Affairs
Robert P. Vogels	2009	$185,425	$218,400	$135,000	$5,022	$543,847
Senior Vice President and Chief Financial Officer
Robert B. Blakestad	2009	173,836	$218,400	$135,000	$5,135	$532,371
Senior Vice President, Exploration and Chief Geologist

(1)
Amounts in this table represent compensation to the named executive officers from our inception on March 24, 2009 through December 31, 2009.

(2)
Due to our inception on March 24, 2009, the actual salary received by our named executive officers during 2009 was prorated based on their service to Golden Minerals for less than the complete calendar year.

(3)
Amount shown reflects grant date fair value computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). See footnote 17 of our Notes to the Consolidated Financial Statements in our Form 10-K for the year-ended December 31, 2009, for a discussion of the assumptions used to compute grant date fair value.

(4)
All named executive officers participated in our Incentive Bonus Plan. Amounts shown in the table as "Non-Equity Incentive Plan Compensation" reflect cash bonuses paid in December 2009 for performance in 2009 subsequent to March 24, 2009. The relevant performance measure and the target value of each award for 2009 were determined by Golden Minerals' Compensation Committee.

(5)
Amounts shown as "All Other Compensation" are all related to contributions to the 401(k) Plan and life insurance premiums paid by Golden Minerals on behalf of each of the named executive officers. Due to our inception on March 24, 2009, the actual other compensation received by our named executive officers during 2009 was prorated based on their service to Golden Minerals for less than the complete calendar year.

(6)
In October 2009, Mr. Owen was promoted to President of our wholly-owned subsidiary, Golden Minerals Services Corporation. At that time, his base salary increased from $270,000 to $300,000. Effective January 1, 2010, Mr. Owen resigned from his positions at Golden Minerals and Golden Minerals Services Corporation but continues to provide similar services as a consultant.

        The following tables provide information for our named executive officers for the fiscal year ending December 31, 2009.

Grants of Plan-Based Awards Table

        In connection with Apex Silver's bankruptcy proceedings, all outstanding common stock and equity awards (including restricted stock and options held by executives) issued by Apex Silver were cancelled, and no stockholder received any amount on account of his or her shares or other equity interests.

        The following table shows our grants of plan-based awards to our named executive officers during 2009:

					All Other Stock Awards: Number of Shares of Stock or Units (#)(2)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Jeffrey G. Clevenger	4/3/2009	—	—	—	95,000	1,037,400
	12/14/2009	—	$337,000	$1,012,500	—	—
Jerry Danni	4/3/2009	—	—	—	20,000	218,400
	12/14/2009	—	$128,250	$256,500	—	—
Robert P. Vogels	4/3/2009	—	—	—	20,000	218,400
	12/14/2009	—	$125,000	$250,000	—	—
Robert B. Blakestad	4/3/2009	—	—	—	20,000	218,400
	12/14/2009	—	$112,500	$225,000	—	—
Terry L. Owen	4/3/2009	—	—	—	25,000	273,000

(1)
All named executive officers are eligible to participate in the Golden Minerals Incentive Bonus Plan. With the exception of Mr. Owen (who resigned from his position effective January 1, 2010), each named executive officer received a non-equity incentive award, the final payout of which will be dependent on the performance of the Company and the executive during 2010. See "Compensation Discussion and Analysis—Components of our Compensation Program—Annual Cash Bonus." As shown in the table below, target bonus amounts are equal to a specified percentage of the executive's 2010 salary.

Name	2010 Salary	Target Bonus (%)	2010 Target Bonus ($)
Jeffrey G. Clevenger	$450,000	75%	$337,000
Jerry W. Danni	$285,000	45%	$256,500
Robert P. Vogels	$250,000	50%	$250,000
Robert B. Blakestad	$250,000	45%	$225,000
(2)
All restricted stock awards were granted pursuant to our 2009 Equity Incentive Plan. All awards shown above were awarded by the Compensation Committee in April 2009 and vest in two equal tranches over two years with the first tranche vested on April 3, 2010.

Outstanding Equity Awards at Fiscal Year-End Table

        In connection with Apex Silver's bankruptcy proceedings, all outstanding ordinary shares and equity awards (including restricted stock and options held by executives) issued by Apex Silver were cancelled, and no stockholder received any amount on account of his or her shares or other equity interests.

        The following table shows the equity awards held by our named executive officers on December 31, 2009:

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jeffrey G. Clevenger	95,000	921,500	—	—
Terry L. Owen(3)	—	—	—	—
Robert B. Blakestad	20,000	194,000	—	—
Jerry W. Danni	20,000	194,000	—	—
Robert P. Vogels	20,000	194,000	—	—

(1)
The market value of stock awards is calculated based on the last sale price for our common stock on December 31, 2009 as reported by the Pink Sheets, LLC, which was $9.70.

(2)
All share amounts are restricted common stock that vest in two equal tranches on April 3, 2010 and April 3, 2011.

(3)
Mr. Owen was awarded 25,000 shares of restricted common stock on April 3, 2009, which were scheduled to vest in two equal tranches over two years beginning on April 3, 2010. In connection with Mr. Owen's resignation from his positions at Golden Minerals and Golden Minerals Services Corporation, on December 31, 2009, 12,500 of his restricted shares vested and the remaining 12,500 restricted shares were forfeited. Mr. Owen surrendered to the Company 3,387 of the vested shares in payment of tax liability.

Option Exercises and Stock Vested Table

        In connection with Apex Silver's bankruptcy proceedings, all outstanding common stock and equity awards (including restricted stock and options held by executives) issued by Apex Silver were cancelled, and no stockholder received any amount on account of his or her shares or other equity interests. No restricted shares issued by us vested during the year ended December 31, 2009.

Post-Employment Payments

Termination Not in Connection with a Change of Control

        All of our full-time salaried employees, including each of our executives other than Ms. Friedman, are covered by our Severance Compensation Plan. If an executive's employment is terminated by us other than for cause (as defined in the plan) and such termination is not in connection with or following a change of control, death, disability or retirement, the executive is entitled to receive a lump sum payment equal to the executive's then current annual salary. We will also pay to the executive an amount equal to the difference between the monthly medical and/or dental premiums the executive was paying immediately prior to termination of employment and the total COBRA premium due in order to continue such insurance coverage. Our Incentive Bonus Plan provides that in such circumstances, the executive will be entitled to receive an amount equal to the executive's target bonus percentage, multiplied by the amount of annual salary paid to the executive through the date of termination. No executive who is terminated for cause, terminates or otherwise voluntarily leaves his or her employment, or whose employment is terminated as a result of death, disability or retirement, will receive any benefits under the Severance Compensation Plan.

        If the termination of employment of one of our named executive officers had occurred as of December 31, 2009 in a manner that would have entitled him to payment pursuant to the Severance Compensation Plan, we estimate the following amounts would have been due:

	Severance Payment (Salary)(1)	Severance Payment (Bonus)(2)	Health Insurance Premiums(3)	Total
Jeffrey G. Clevenger	$400,000	$300,000	$19,700	$719,700
Terry L. Owen	$300,000	$150,000	$19,700	$469,700
Jerry W. Danni	$265,000	$119,250	$26,800	$411,050
Robert P. Vogels	$240,000	$120,000	$26,800	$386,800
Robert B. Blakestad	$225,000	$90,000	$15,840	$330,840

(1)
Reflects executive's annual salary for the year ending December 31, 2009.

(2)
Each executive is entitled to receive a pro rata share of his or her target bonus under the Incentive Bonus Plan, based on the portion of the year the executive performed his or her services.

(3)
We currently pay 100% of group health insurance premiums for medical and dental coverage. Amounts shown reflect 12 months of such premiums at rates in effect at December 31, 2009.

        In addition, restrictions on unvested restricted shares will lapse upon termination by Golden Minerals of employment without cause, or as a result of the executive's death, disability or retirement. If the executive's employment terminates for any other reason, including for cause, prior to the scheduled vesting date of the restricted shares, the shares will be forfeited upon termination. The number of restricted shares held by each executive as of December 31, 2009 is shown above in the Outstanding Equity Awards at Fiscal Year-End Table.

        For the purpose of our restricted share awards, "retirement" means an executive's retirement from Golden Minerals or its affiliates (i) on or after attaining age 55 and completing at least ten years of service, or (ii) on or after attaining age 62.

Termination in Connection with a Change of Control

        We have entered into a Change of Control Agreement with each of our named executive officers. Payments under the Change of Control Agreement are in lieu of payments pursuant to our Severance Compensation Plan and are triggered only if one of the following events occurs within two years after a change of control: (1) termination of employment by us other than for cause, disability or death, or (2) termination of employment by the executive for good reason. Upon the occurrence of a change of control, all restricted stock will no longer be subject to restrictions.

        The amounts shown in the table below assume the occurrence of a change of control and one of the triggering termination events on December 31, 2009. These amounts are estimates of the amounts that would be paid to the named executive officers upon such events. The actual amounts can only be determined at the time of the named executive officer's termination of employment. If payments made to the executive would subject the executive to the excise tax imposed by Section 4999 of the Internal Revenue Code, the executive would be entitled to receive an additional gross-up payment to cover the excise tax. Receipt of benefits upon termination is subject to the execution of a general release of claims by the named executive officer or his or her beneficiary.

	Cash Severance Payment (Salary)(1)	Cash Severance Payment (Bonus)(2)	Health Insurance Premiums(3)	Other Insurance Benefits(4)	Total
Jeffrey G. Clevenger	$1,200,000	$900,000	$59,100	$5,000	$2,164,100
Terry L. Owen	$600,000	$300,000	$39,400	$5,000	$944,400
Jerry W. Danni	$530,000	$238,500	$53,600	$5,000	$827,100
Robert P. Vogels	$480,000	$240,000	$53,600	$5,000	$778,600
Robert B. Blakestad	$450,000	$180,000	$31,680	$5,000	$666,680

(1)
Mr. Clevenger is entitled to receive three times his annual base salary in effect at the date of the change of control. Each remaining named executive is entitled to receive two times his or her annual base salary in effect at the date of the change of control. At December 31, 2009, the annual base salary for Mr. Clevenger was $400,000; for Mr. Owen, $300,000; for Mr. Danni, $265,000, for Mr. Vogels, $240,000, and for Mr. Blakestad, $225,000. This amount must be paid in a lump sum within 10 business days after the date of termination of employment.

(2)
Mr. Clevenger is entitled to receive three times his target bonus amount pursuant to our Annual Incentive Plan and the remaining named executives are each entitled to receive two times their respective target bonus amounts pursuant to our Annual Incentive Plan. The target bonus for 2009 for each of the named executive officers is discussed above in "Compensation Discussion and Analysis—Components of our Compensation Program—Annual Cash Bonus." This amount must be paid in a lump sum within 10 business days after the date of termination of employment.

(3)
We will pay, on each executive's behalf, the portion of premiums of the Company's group health insurance, including coverage for his or her eligible dependents, that Golden Minerals paid immediately prior to the date of termination ("COBRA Payments") for the period that such executive is entitled to coverage under COBRA, but not to exceed 36 months for Mr. Clevenger and 24 months for the remaining named executives. We will pay such COBRA Payments for the executive's eligible dependents only for coverage for those dependents that were enrolled immediately prior to the date of termination. Our executive will continue to be required to pay that portion of the premium of his or her health coverage, including coverage for eligible dependents that he or she was required to pay as an active employee immediately prior to the date of termination. If the executive is for any reason not eligible for coverage under COBRA for the full 24 or 36 month period, as applicable, we will pay to the executive a lump sum in an amount equal to the product of (i) the amount of the COBRA payment paid on his or her behalf for the final month of the COBRA Period and (ii) the number of months by which the executive's period of COBRA coverage was less than 24 or 36 months, as applicable. Amounts shown in the table above are not discounted to present value.

(4)
For the 24-month period immediately following the date of termination, we have agreed to provide to the executive, at a cost not to exceed an aggregate of $5,000, life, disability, and accident insurance benefits substantially similar to those that the executive was receiving immediately prior to the termination of employment. For the purpose of the above table, we have assumed that a benefit in the aggregate amount of $5,000 will be provided for the named executives.

Risk Management

        The board has determined that risks arising from our compensation policies and practices for our executives and employees are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee and board of directors assess our compensation policies and practices from time to time to ensure that the incentives provided in our compensation arrangements do not emphasize short-term risk taking at the expense of decisions likely to enhance stockholder value over the long term.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review of Related Person Transactions

        We do not have a formal written policy for the review and approval of transactions with related parties. However, the Audit Committee Charter and our Code of Ethics and Business Conduct each provide guidelines for reviewing any "related party transaction." In particular, the Audit Committee Charter requires that the Audit Committee review any transaction involving Golden Minerals and a related party at least once a year or upon any significant change in the transaction or relationship. Additionally, our Code of Ethics and Business Conduct prohibits conflicts of interest and provides non-exclusive examples of conduct that would violate the prohibition. If any of our employees are unsure as to whether a conflict of interest exists, the employee is instructed that he or she should consult with a specified compliance officer.

        We annually require each of our directors and executive officers to complete a directors' and officers' questionnaire that elicits information about related party transactions. Our board and outside legal counsel annually review all transactions and relationships disclosed in the directors' and officers' questionnaires, and the board makes a formal determination regarding each director's independence. If a director is determined to no longer be independent, such director, if he or she serves on any of the Audit Committee, the Corporate Governance and Nominating Committee, or the Compensation Committee, will be removed from such committee prior to (or otherwise will not participate in) any future meetings of the committee. If the transaction presents a conflict of interest, the board will determine the appropriate response.

Arrangement with Ms. Friedman

        Since May 2009, Deborah Friedman has devoted approximately half her time to service as our Senior Vice President, General Counsel and Corporate Secretary and approximately half her time to her legal practice at Davis Graham & Stubbs LLP. We pay a monthly flat fee of $13,333 to the firm for approximately one-half of Ms. Friedman's time which is devoted to us and pay her customary hourly rate to the firm for any time spent by Ms. Friedman in excess of that threshold. From May 1, 2009 (when Ms. Friedman rejoined the firm as an active partner) through December 31, 2009, we have paid approximately $600,000 to Davis Graham & Stubbs LLP for legal services rendered by various attorneys in the firm, including Ms. Friedman. We have been advised that this amount represented a de minimis amount of the firm's total revenue for that period. Through April 16, 2010, we have awarded to Ms. Friedman pursuant to our 2009 Equity Incentive Plan a total of 29,000 shares of restricted common stock and 10,000 stock options.

Arrangement with Mr. Owen

        We entered into a four-year arrangement with a consulting company owned by Terry Owen, our former Senior Vice President, pursuant to which he will continue to lead the team managing the San Cristóbal mine and work on other projects as requested by us. Under this arrangement, we expect to pay Mr. Owen in 2010 for his work on San Cristóbal a fee of approximately $210,000 and provide him with specific administrative support. Mr. Owen is eligible for a 2010 performance bonus of up to $150,000 based on the achievement of certain objectives by the San Cristóbal mine and would receive payments of $12,500 per month in 2010 if the arrangement were terminated following a change of control of Golden Minerals. We would compensate Mr. Owen for work on other projects on terms to be agreed, and Mr. Owen would make available to us other significant mine services or investment opportunities that he identifies. Mr. Owen ceased to be an employee or serve as an executive officer of Golden Minerals effective January 1, 2010.

 Indemnification Agreements with Officers and Directors

        We have entered into an indemnification agreement with each of our directors and officers. The indemnification agreements require us to indemnify our directors and officers to the fullest extent permitted under Delaware law.

OWNERSHIP OF COMMON STOCK

        The following table contains information about the beneficial ownership (unless otherwise indicated) of our common stock as of April 16, 2010 by:

  •
  each person known by us to beneficially hold 5% or more of our outstanding common stock,

  •
  each of our directors,

  •
  each of our executive officers, and

  •
  all of our executive officers and directors as a group.

        All information is taken from or based upon ownership filings made by such persons with the Securities and Exchange Commission or upon information provided by such persons to us. Except as otherwise noted, we believe that all of the persons and groups shown below have sole voting and investment power with respect to the common stock indicated. Percentage computations are based on 9,274,786 shares of our common stock outstanding as of April 16, 2010.

	Beneficial Ownership as of April 16, 2010
Directors, Executive Officers and 5% Stockholders of Golden Minerals(1)	Number		Percentage
Gilder, Gagnon, Howe & Co. LLC(2)	1,838,909		19.83%
Sentient Executive GP III, Limited(3)(8)	1,749,759		18.87%
Hochschild Mining plc(4)(8)	700,000		7.31%
Trishield Partners LLC(5)	605,167		6.52%
Jeffrey G. Clevenger(6)(7)	178,437		1.92
W. Durand Eppler(9)	10,000		*
Ian Masterton-Hume(9)	10,000		*
Kevin R. Morano(9)	10,000		*
Terry M. Palmer(9)	10,000		*
David Watkins(9)	12,600		*
Robert B. Blakestad(6)	47,539		*
Jerry W. Danni(6)	47,113		*
Deborah J. Friedman(6)	31,000		*
Robert P. Vogels(6)	41,039		*
Directors and Executive Officers as a group (10 persons)(8)(10)	397,728	(9)	4.28%

*
The percentage of common stock beneficially owned is less than 1%.

(1)
The address of these persons, unless otherwise noted, is c/o Golden Minerals Company, 350 Indiana Street, Suite 800, Golden, Colorado 80401.

(2)
This information is based on a Schedule 13G filed on April 12, 2010 by Gilder, Gagnon, Howe & Co. LLC ("Gilder"). Gilder beneficially owns 1,838,909 shares of our common stock. The shares reported include 1,621,350 shares held in customer accounts over which partners and/or employees of Gilder have discretionary authority to dispose of or direct the disposition of the shares, 200,964 shares held in accounts owned by the partners of Gilder and their families, and 16,595 shares held in the account of the profit-sharing plan of Gilder. The address of the principal offices of Gilder is 1775 Broadway, 26th Floor, New York, NY 10019.

(3)
This information is based on a Schedule 13D/A filed on April 1, 2010 by Sentient Global Resources Fund III, L.P. ("Fund III"), SGRF III, Parallel I, LP ("Parallel I"), and Sentient Executive GP III, Limited ("Sentient Executive"). Fund III beneficially owns 1,591,187 shares of our common stock and Parallel I beneficially owns 158,572 shares of our common stock. Sentient Executive is the general partner of the general partner of Fund III and Parallel I and makes the investment decisions for those entities. Fund III and Parallel I are both Cayman Islands limited partnerships. The sole general partner of each is Sentient GP III, LP, which is a Cayman Islands limited partnership ("GP III"). The sole general partner of GP III is Sentient Executive, which is a Cayman Islands exempted company. Peter Cassidy, Greg Link and Susanne Sesselman are the directors of Sentient Executive. The address of the principal offices of Fund III, Parallel I, GP III and Sentient Executive is: Landmark Square, 1st Floor, 64 Earth Close, West Bay Beach South, P.O. Box 10795, George Town, Grand Cayman KY1-1007, Cayman Islands.

(4)
The amount shown includes 300,000 shares which may be acquired upon exercise of warrants to purchase our common stock at an exercise price of $15.00 per share, expiring January 7, 2013. This information is based on a Schedule 13G filed on January 15, 2010 by Hochschild Mining plc and Hochschild Mining Holdings Limited. Hochschild Mining plc is a company organized under the laws of England and Wales. The principal business of Hochschild is mining. The address of the principal business office of Hochschild is: Calle La Colonia No. 180, Urb. El Vivero, Santiago de Surco, Lima, Peru. Hochschild Mining plc is the sole shareholder of Hochschild Mining Holdings Limited, a company organized under the laws of England and Wales, and the record owner of the shares shown in the table. Pelham Investment Corporation, a corporation organized under the laws of the Cayman Islands ("Pelham") with its principal place of business at c/o Close Trustees (Cayman) Limited, P.O. Box 1034, Harbour Place, 4th Floor, 103 South Church Street, George Town, Grand Cayman KY1-1102, Cayman Islands, is the majority shareholder and controlling person of Hochschild Mining plc. Pelham's principal business is its investment in Hochschild Mining plc. Eduardo Hochschild is the sole director, executive officer and controlling person of Pelham.

(5)
This information is based on Schedule 13D filed on March 25, 2010 by Mr. Alan Jeffrey Buick Jr., Trishield Partners LLC ("Trishield Partners"), Trishield Capital Management LLC ("Trishield Capital") and Trishield Distressed Securities Fund LLC ("Trishield Fund"). The address of the principal office of each of Mr. Buick, Trishield Partners, Trishield Capital and Trishield Fund is 230 Park Avenue, 10th Floor, New York, NY 10169. Mr. Buick is a citizen of the United States and the managing member of each of Trishield Partners and Trishield Capital. Trishield Partners is the managing member of Trishield Fund. Trishield Capital is the investment manager of Trishield Fund. Trishield Fund purchases, holds and sells securities and other investment products. Trishield Partners, Trishield Capital and Trishield Fund are each organized under the laws of Delaware. Mr. Buick, Trishield Partners, Trishield Capital and Trishield Fund entered into a Joint Filing Agreement, dated as of June 22, 2009 and have a shared voting and dispositive power over the 605,167 shares.

(6)
Amounts shown include restricted shares of common stock issued pursuant to our 2009 Equity Incentive Plan. At April 16, 2010, the following individuals held restricted shares of common stock that will not vest within 60 days after April 16, 2010: 122,500 for Mr. Clevenger, 32,000 shares for Mr. Blakestad, 35,000 shares for Mr. Danni, 21,500 for Ms. Friedman and 32,000 for Mr. Vogels.

(7)
Amount shown includes 3,200 shares of common stock owned by Mr. Clevenger's spouse for which he disclaims beneficial ownership.

(8)
All of our directors and officers, Sentient, and Hochschild have entered into lock-up agreements that restrict them from selling shares of our common stock until September 15, 2010.

(9)
Amount includes 5,000 restricted stock units issued to each non-employee director under the terms of the Deferred Compensation Plan on May 20, 2009 that vested on April 2, 2010.

(10)
Includes 243,000 restricted shares of common stock that will not vest within 60 days after April 16, 2010.

REPORT OF THE COMPENSATION COMMITTEE

        The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report.

        The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K. The Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the registrant's Proxy Statement on Schedule 14A.

Submitted by the Members of the Compensation Committee:

W. Durand Eppler, Chairman
Kevin R. Morano
David Watkins

 REPORT OF THE AUDIT COMMITTEE

        The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report.

        The Audit Committee is currently comprised of Terry M. Palmer (Chairman), W. Durand Eppler, and David Watkins. The Audit Committee is responsible for overseeing and evaluating the Company's financial reporting process on behalf of the Board of Directors, selecting and retaining the independent auditors, and overseeing and reviewing the internal audit function of the Company.

        Management has the primary responsibility for the Company's financial reporting process, accounting principles, and internal controls, as well as preparation of the Company's financial statements in accordance with generally accepted accounting principles in the United States ("GAAP"). The independent auditors are responsible for performing an audit of the Company's consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing reports thereon. The Audit Committee is responsible for overseeing the conduct of these activities. It is not the Audit Committee's duty or responsibility to conduct auditing or accounting reviews or procedures or to independently verify the representations made by management and the independent auditors. The Audit Committee's considerations and discussions with management and the independent auditors do not assure that the Company's financial statements are presented in accordance with GAAP or that an audit of the annual financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), or that the independent auditors are, in fact, "independent."

        The Audit Committee has met and held discussions with management and the independent auditors on a regular basis. The Audit Committee plans and schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its responsibilities. The Audit Committee's meetings include, whenever appropriate, executive sessions with the independent auditors without the presence of the Company's management. The Audit Committee has reviewed and discussed with both management and the independent auditors the Company's consolidated financial statements as of and for the 282 day period ended December 31, 2009, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. Management advised the Audit Committee that the financial statements were prepared in accordance with GAAP. The Audit Committee has relied on this representation, without independent verification, and on the representations of the independent auditors included in their report on the consolidated financial statements.

        The Audit Committee discussed with the independent auditors the matters required to be discussed pursuant to Statement of Auditing Standards No. 114, "The Auditor's Communication With Those Charged With Governance," as amended by Statement of Auditing Standards No. 89, "Audit Adjustments" and Statement of Auditing Standards No. 90, "Audit Committee Communications." The independent auditors have provided to the Audit Committee the written disclosures and the letter required by Public Company Accounting Oversight Board (PCAOB) Rule 3526, "Communication with Audit Committees Concerning Independence," and the Audit Committee has discussed with the independent auditors their independence. The Audit Committee has also considered whether the independent auditors' provision of other non-audit services to the Company is compatible with maintaining auditor independence. The Audit Committee has concluded that the provision of non-audit services by the independent auditors was compatible with the maintenance of independence in the conduct of their auditing functions.

        Based upon its review and discussions with management and the independent auditors and the reports of the independent auditors, and in reliance upon such information, representations, reports and opinions, the Audit Committee recommended that the Board of Directors approve the audited financial statements for inclusion in the Company's annual report on Form 10-K for the year ended December 31, 2009, and the Board of Directors accepted the Audit Committee's recommendations.

Submitted by the Members of the Audit Committee:

Terry M. Palmer, Chairman
W. Durand Eppler
David Watkins

 OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities and to furnish us with copies of such reports. Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to Golden Minerals during the most recent fiscal year, no person who at any time during the fiscal year was a director, officer, or beneficial owner or more than 10% of any class of equity securities of Golden Minerals failed to file on a timely basis, as disclosed in the above forms, reports required by Section 16(a) of the Exchange Act during the most recent fiscal year, except for the following:

  •
  Polygon Global Opportunities Master Fund became a 10%+ stockholder of the Company on March 24, 2010, and the Form 3 reporting the transaction was filed on April 2, 2009

  •
  William Durand Eppler and David Watkins each became a director of the Company on March 24, 2009, and the Form 3s reporting the transactions were filed on April 3, 2009

  •
  Highbridge Capital Management LLC became a 10%+ stockholder of the Company on March 24, 2010, and the Form 3 reporting the transaction was filed on May 29, 2009

  •
  William Durand Eppler, Ian Masterton-Hume, Kevin Morano, Terry Palmer, and David Watkins were granted Restricted Stock Units on May 20, 2009, and the Form 4s reporting the transactions were filed on May 29, 2009

  •
  Trishield Distressed Securities Fund LLC became a 10%+ stockholder of the Company on May 19, 2010 and purchased shares of the Company's common stock on May 21, 2009, and the Form 3 and Form 4 reporting the transactions were filed on June 22, 2009

  •
  Robert Blakestad purchased shares of the Company's common stock on May 13, 2009, and the Form 4 reporting the transaction was filed on June 25, 2009

  •
  David Watkins purchased shares of the Company's common stock on September 3, 2009, and the Form 4 reporting the transaction was filed on September 9, 2009

  •
  Highbridge Capital Management LLC acquired shares of the Company's common stock on November 23, 2009, and the Form 4 reporting the transaction was filed on December 15, 2009

Stockholder Proposals

        Stockholders may present proposals for stockholder action in our proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for stockholder action and are not properly omitted by our action in accordance with the proxy rules. Stockholder proposals prepared in accordance with the proxy rules must be received by us on or before December 29, 2010 to be included in our proxy statement for the annual meeting of stockholders in 2011. In addition, in accordance with our Bylaws, if a stockholder proposal is neither received by us on or before the close of business on February 27, 2011, nor after the close of business on January 28, 2011, it will not be considered or voted on at the annual meeting. Our Bylaws also contain other procedures to be followed for stockholder proposals for stockholder action, including the nomination of directors.

 OTHER MATTERS

        Our management and the board of directors know of no other matters to be brought before the annual meeting. If other matters are presented properly to the stockholders for action at the annual meeting and any postponements and adjournments thereof, it is the intention of the proxy holders named in the proxy to vote in their discretion on all matters on which the common stock represented by such proxy are entitled to vote.

        You are urged to complete, sign, date and return your proxy promptly. You may revoke your proxy at any time before it is voted. If you attend the annual meeting, as we hope you will, you may vote your shares in person.

By order of the Board of Directors,

Deborah J. Friedman, Corporate Secretary

Our Annual Report on Form 10-K filed with the Securities and Exchange Commission (without exhibits) may be obtained at no charge by any stockholder entitled to vote at the annual meeting who writes to: Jerry Danni, Golden Minerals Mines Corporation, 350 Indiana Street, Suite 800, Golden, Colorado 80401.

GOLDEN MINERALS COMPANY

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 27, 2010

The undersigned hereby appoints Jeffrey G. Clevenger, Robert P. Vogels, Jerry W. Danni, Deborah J. Friedman, or any of them, as proxies with full power of substitution to vote all common stock, par value $0.01 per share, of Golden Minerals Company of record in the name of the undersigned at the close of business on March 30, 2010 at the Annual Meeting of Stockholders to be held at the Marriott Denver West/Golden, 14600 W. 6th Avenue Frontage Road, Golden, CO 80401 on Thursday, May 27, 2010 at 9:00 a.m., Denver time, or at any postponements or adjournments, hereby revoking all former proxies.

(Continued and to be signed on reverse side.)

Please date, sign and mail your

proxy card as soon as possible!

Annual Meeting of Stockholders

GOLDEN MINERALS COMPANY

May 27, 2010

☒                                             Please mark your votes as in this example using dark ink only

	GRANT AUTHORITY to vote for all nominees listed at right (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees

1. ELECTION OF DIRECTORS:	☐	☐	Nominees:	Jeffrey G. Clevenger W. Durand Eppler Ian Masterton-Hume Kevin R. Morano Terry M. Palmer David Watkins

(INSTRUCTIONS:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE WITHHELD NOMINEE’S NAME IN THE LIST AT RIGHT.)

2. RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010	☐ FOR	☐ AGAINST	☐ ABSTAIN

3.               IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON ANY OTHER MATTERS COMING BEFORE THE MEETING.

THE COMMON STOCK REPRESENTED BY THE PROXY WILL BE VOTED ON PROPOSALS (1) AND (2) IN ACCORDANCE WITH THE SPECIFICATION MADE AND “FOR” SUCH PROPOSALS IF THERE IS NO SPECIFICATION.

Dated:	(Signature)	(Signature)

Note:  Please sign name(s) exactly as shown above.  When signing as executor, administrator, trustee or guardian, give full title as such; when shares have been issued in the names of two or more persons, all should sign.